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Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES D

MONTHLY REPORT/
AUGUST 29, 2003

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         WORLD MONITOR TRUST II--SERIES D
-------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from July 26, 2003 to August 29, 2003 for World Monitor Trust II--Series D ('Series D'). The net asset value of a unit as of August 29, 2003 was $107.54, an increase of 0.89% from the July 25, 2003 value of $106.59. The calendar year-to-date return for Series D was an increase of 15.42% as of August 29, 2003.

The estimated net asset value per interest as of September 22, 2003 was $111.45. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your financial advisor. For account status inquiries, contact Prudential Alternative Investments at (212) 778-2443.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from July 26, 2003
  to August 29, 2003
Revenues:
Realized gain on commodity
  transactions......................   $1,029,980
Change in unrealized commodity
  positions.........................     (644,397)
Interest income.....................       15,062
                                       ----------
                                          400,645
                                       ----------
Expenses:
Commissions.........................      121,689
Incentive fees......................       48,729
Management fee......................       25,388
Other transaction fees..............        4,232
Other expenses......................       12,777
                                       ----------
                                          212,815
                                       ----------
Net gain............................   $  187,830
                                       ----------
                                       ----------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from July 26, 2003
  to August 29, 2003
                                             Per
                                Total      Interest
                             -----------   --------
Net asset value at
  beginning of period
  (199,206.499
  interests)...............  $21,233,498   $ 106.59
Contributions..............       10,000
Net gain...................      187,830
Redemptions................      (88,587)
                             -----------
Net asset value at end of
  period (198,463.123
  interests)...............  $21,342,741     107.54
                             -----------
                             -----------
                                           --------
Change in net asset
  value per interest....................   $   0.95
                                           --------
                                           --------
Percentage change.......................       0.89%
                                           --------
                                           --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                              /s/ Ronald J. Ivans
                              -------------------
                              by: Ronald J. Ivans
                            Chief Financial Officer